                       FISCHER-WATT           EXHIBIT 99.1

 GOLD COMPANY, INC.

___________________________________________________________________________________________________

               2582 Taft Court, Lakewood, CO 80215, USA

PH:(303) 232-0292

                       NEWS RELEASE

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FISCHER-WATT ACQUIRES NEW FORK URANIUM

Denver, CO – March 15, 2012 – Fischer-Watt Gold Company, Inc. (OTCQB: FWGO) (OTCBB: FWGO) has acquired New Fork Uranium Corporation, a private Wyoming corporation holding 521 mining claims in the areas adjacent to Fischer-Watt's Cyclone Rim uranium exploration properties in Sweetwater County, Wyoming. Fischer-Watt acquired all the shares of New Fork from its shareholders in return for 50 million restricted shares of Fischer-Watt.

New Fork's assets are comprised of 521 federal mining claims covering about 10,000 acres of BLM land.    These claims cover a large portion of the sinuous, uranium bearing roll-front that exists in this part of south-central Wyoming.  Fischer-Watt's existing Cyclone Rim claims cover a 28-mile extent of the western portion of this same roll-front trend.  This area of Sweetwater County is a historical uranium-mining district that is seeing a resurgence of development activity.  Fischer-Watt now holds significant acreage on key uranium ground in the Red Desert.

In addition, New Fork brings working capital of over $300,000 to the transaction.

As part of the transaction, James Baughman, CEO of New Fork, will assume the position of President and CEO of Fischer-Watt.  President and CEO of Fischer-Watt, Peter Bojtos, will continue to serve the Company in a consulting capacity to ensure a smooth transition.  Fischer-Watt’s ongoing board of directors will include James Baughman and Greg Schifrin, who replace Peter Bojtos and Gerald Helgeson. The Company wishes to thank both these gentlemen for their many years of dedicated service.

James Baughman is a geologist with 30 years’ experience in mineral development.  He was a founder and CEO of High Plains Uranium, which was listed on the Toronto Stock Exchange and acquired by a major uranium company in 2007.  He currently serves as COO of West Mountain Index Advisors, Inc. and CEO of Big Bear Mining Corp.  Mr. Baughman is a Professional Registered Geologist in Wyoming.

“We are very excited about our strategic land position in Wyoming, which is in close proximity to other operators who are investing heavily in their own development projects,” said Baughman.  "Wyoming is the source of most of the United States' uranium production and our aim is to contribute to the continuing production growth in the state."

On stepping down from his positions as Chairman of the Board, President and CEO, Peter Bojtos commented, "I am thrilled that we have managed to strengthen Fischer-Watt with both growth in its asset base and management. I have known Jim Baughman for several years and he brings a wealth of expertise and energy to the Company."

About Fischer-Watt

Fischer-Watt is a U.S. junior mine exploration company traded on the OTCQB under the symbol FWGO. The Company’s management team has a strong background in all facets of the mineral industry, especially in exploration, production and financing.

The Company is focused on advancing its portfolio of uranium exploration properties, which include mineral claims and leases totaling over 28,000 acres primarily in Wyoming, but also in South Dakota and Arizona, and covers some of the most prospective uranium-bearing geology in the United States.

Nuclear energy generation and the demand for uranium is expected to continue to increase over the coming years as chiefly Asian countries strive to generate large-scale, stable and economical power with a low carbon footprint. Fischer-Watt aims to be a future provider to power utilities of the basic mined source of their needed fuel, a non-enriched product known as yellowcake.

Statements in this release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such statements are not guarantees of future performance and that actual developments or results may vary materially from those projected in the forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. Statements in this press release about the favorable location of the Company’s strategic land position, expectations to contribute to uranium production growth and composition of the board of directors are forward-looking statements.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

For further information please contact:

Mr. Peter Bojtos

     or

Mr. Peter Baxter Jr.

President and CEO

            Managing Director

Fischer-Watt Gold Company, Inc.

                        Baxter Capital Advisors, Inc.

Phone:    303-232-0292                                                          480-656-9355

email:      info@fischer-watt.com

             pbaxter@moodycapital.com

website:   www.fischer-watt.com                                            www.moodycapital.com

        Mr. James Baughman

        President

        New Fork Uranium Corp.

        Phone: 303-800-0678

        email: jgbgeo@yahoo.com